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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. )*


                               LOISLAW.COM, INC.
                -----------------------------------------------
                               (Name of Issuer)

                        COMMON STOCK, $0.001 PAR VALUE
                -----------------------------------------------
                        (Title of Class of Securities)

                                  541431-10-2
                -----------------------------------------------
                                (CUSIP Number)

                              SEPTEMBER 29, 1999
                -----------------------------------------------
                             (Date of Event Which
                      Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

                                 [ ] Rule 13d-1(b)

                                 [ ] Rule 13d-1 (c)

                                 [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                 Schedule 13G
CUSIP No.     541431-10-2
          -------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      DOUGLAS W. PARKER, SR.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      UNITED STATES
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,479,600
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          1,479,600
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,479,600
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (See Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      7.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      IN
------------------------------------------------------------------------------

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Item 1.

(a)  Name of Issuer:  Loislaw.com, Inc.

(b)  Address of Issuer's Principal Executive Offices:

     105 North 28th Street
     Van Buren, Arkansas 72956

Item 2.

(a)  Name of Person(s) Filing:

     Douglas W. Parker, Sr.

(b)  Address of Principal Business Office or, if none, Residence:

     105 North 28th Street
     Van Buren, Arkansas 72956

(c)  Citizenship:

     United States

(d)  Title of Class of Securities:

     Common Stock, $0.001 par value

(e)  CUSIP Number:

     541431-10-2

Item 3.  If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or
(c), check whether the person filing is a:

      Not applicable.

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
             78o).

     (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [ ] An investment adviser in accordance with (S)240.13d-1(b)(1)(ii)(E);

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     (f) [ ] An employee benefit plan or endowment fund in accordance with
             (S)240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with
             (S)240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [ ] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).


Item 4.  Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

 (a)  Amount beneficially owned:  1,479,600

 (b)  Percent of class:    7.1%

 (c)  Number of shares as to which each person has:

        (i)    sole power to vote or to direct the vote:  1,479,600
        (ii)   shared power to vote or to direct the vote:  0
        (iii)  sole power to dispose or to direct the disposition of:  1,479,600
        (iv)   shared power to dispose or to direct the disposition of:  0

Item 5.  Ownership of Five Percent or Less of a Class

      Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

     Not applicable.

Item 8.  Identification and Classification of Members of the Group

     Not applicable.

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Item 9.  Notice of Dissolution of Group

     Not applicable.

Item 10.  Certifications

     Not applicable.

                                  Page 5 of 6
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



Dated: February 11, 2000         /s/ DOUGLAS W. PARKER, SR.
                                ------------------------------------------------
                                Signature

                                 Douglas W. Parker, Sr.
                                ------------------------------------------------
                                Name

                                  Page 6 of 6